EXHIBIT 1

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 21)*

Sandridge Energy, Inc.
(Name of Issuer)

common stock, par value $0.001 per share
(Title of Class of Securities)

80007P869
(CUSIP Number)

Jesse Lynn, Esq.
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

June 18, 2018
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d‑7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

The Schedule 13D filed with the Securities and Exchange Commission on November 22, 2017, as previously amended (the "Schedule 13D"), by High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn (collectively, the "Reporting Persons"), with respect to the shares of common stock, par value $0.001 per share ("Shares"), of Sandridge Energy, Inc. (the "Issuer"), is hereby further amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

Item 4.  Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended to add the following at the end thereof:

On June 18, 2018, the Reporting Persons released an open letter to the stockholders of the Issuer, a copy of which is filed herewith as an exhibit and incorporated herein by reference.

CARL C. ICAHN AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (TOGETHER, THE "PARTICIPANTS") FILED A DEFINTIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2018 ANNUAL MEETING OF STOCKHOLDERS OF SANDRIDGE ENERGY, INC (THE "ANNUAL MEETING"). SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS IN CONNECTION WITH THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN SANDRIDGE ENERGY, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF SANDRIDGE ENERGY, INC.

Item 7.  Material to be Filed as Exhibits

    1.  Open letter to the stockholders of the Issuer dated June 18, 2018.
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SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 18, 2018

ICAHN PARTNERS MASTER FUND LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp.

By:  /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:  /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

/s/ Carl C. Icahn
CARL C. ICAHN

[Signature Page of Amendment No. 21 to Schedule 13D – Sandridge Energy, Inc.]
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EXHIBIT 1

Contact:
Icahn Capital LP
Susan Gordon
(212) 702-4309

CARL ICAHN RELEASES OPEN LETTER TO
SANDRIDGE ENERGY STOCKHOLDERS

CYNICAL GAMESMANSHIP IS NOT "GOOD CORPORATE GOVERNANCE"

New York, New York, June 18, 2018 – Today Carl Icahn released the following open letter to stockholders of SandRidge Energy, Inc. (NYSE: SD):

Fellow Stockholders:
In all our communications with stockholders of SandRidge Energy, we have requested support for the election of all seven of our nominees and, in any event, support for at least four of our nominees. By and large, these requests have been received favorably and we remain optimistic that we will achieve our overall objective – the maximization of share value at SandRidge.
We remain convinced that, if we elect only three of our nominees, the incumbent directors will ignore their input and continue with what we perceive to be just plain bad business decisions for SandRidge and its owners and, even worse, more deals like Bonanza Creek which are detrimental to stockholders and which serve only to enrich and entrench themselves. We also fear that if the incumbent directors maintain control of SandRidge, the "strategic review process," which we believe is a complete sham, will result in either no deal or, even worse, another Bonanza Creek-style debacle.
Having introduced the universal ballot to allow stockholders to vote for any combination of nominees and to undermine prospects for the election of a controlling slate of our nominees, the incumbent board now complains when stockholders are using the ballot to vote for their own combination of board nominees, including the potential election of a controlling slate of our nominees. In other words, if a stockholder uses the ballot to elect a combination of board nominees recommended by the incumbent board, the board claims that to be a good vote. But, if a stockholder uses the ballot to elect a different combination of board nominees, including combinations that may lead to the election of a controlling slate of our nominees, the incumbent board cries foul.
As a reminder to stockholders, the incumbent directors who are now proclaiming themselves to be champions of good corporate governance have also committed the following atrocities. The technical legal term for this type of hypocrisy is CHUTZPAH.

1.
They attempted to entrench themselves by entering into a dilutive and value-destructive acquisition of Bonanza Creek Energy, incurring in the process over $8.2 million in wasted transaction costs, in a debacle that was described by Reuters Breakingviews as "an egregious example of how oil companies chase size at the expense of shareholder value."

2.
They then adopted an outrageous and atypical poison pill in a brazen attempt to disenfranchise stockholders, suppress dissent and ram through the Bonanza deal, "providing shareholders who lived through the governance issues of past years with an uncomfortable sense of déjà vu," in the words of leading proxy advisory firm ISS.

3.
They allowed former CEO James Bennett to leave the company with what appears to be a $17 million severance package (in addition to the more than $50 million of compensation he was paid while overseeing the destruction of billions of dollars of shareholder value), prompting leading proxy advisory firm Glass Lewis to state, "we believe shareholders should question the compensation committee's pay practices." We believe SandRidge had a basis to fire Bennett for cause, which would have allowed the company to avoid paying him this massive, undeserved windfall. But the board refused to seriously explore this option, which we believe led directly to the subsequent, suspiciously-timed resignation of former Chairman John Genova shortly after we objected vehemently to the fact that he and the rest of the board threw $17 million into the fire for no explicable reason.

4.
They inexplicably spurned a takeover bid by Midstates Petroleum, a company universally acknowledged to be the single most synergistic buyer for SandRidge, without even making a counteroffer. Midstates was forced to take the unusual step of going public with its offer after being rebuffed by the company. We believe the board refused to engage with Midstates purely out of self-interest because Midstates publicly stated its intention to replace the board and CEO of SandRidge. To be clear, we are not saying that the Midstates offer in the form initially proposed was acceptable. However, we do believe that, after negotiations conducted by a competent and conflict-free board, a much better deal would have been obtainable for SandRidge stockholders.

5.
And in a cynical attempt to preserve their grip on the company (and presumably its coffers) for another year, they announced a strategic review process which conveniently would not be completed until after the annual meeting of stockholders. However, in a complete vindication of what we've been maintaining for months, Midstates last week called the company out for demanding highly unusual and unreasonable non-disclosure agreement terms and grossly mischaracterizing their interactions, thus revealing this "process" to be a disingenuous sham.

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These are only a few of the glaring examples we know about from the public record. We unfortunately believe there is much more to be discovered. If our director nominees are elected tomorrow, they will be able to review the company's books and records from the inside to determine what responsibility the incumbent directors bear for the many acts of value destruction over which they presided and whether it will be possible to recover on behalf of SandRidge and its owners some of the many millions of dollars that have been squandered over the recent past. We cannot promise that our slate will be able to wave a magic wand and reverse overnight all the damage caused by the many disastrous decisions these directors have made. However, we are completely confident that they WILL work tirelessly to seek to increase shareholder value in a conflict-free manner and will NOT act in the grand tradition of the previous directors by disregarding the interests of stockholders at every turn.

We urge you to destroy the company's white card and vote our GOLD card –

•	FOR ALL 7 OF OUR HIGHLY-QUALIFIED NOMINEES AS DIRECTORS RATHER THAN THE FAILED INCUMBENT BOARD

•	AGAINST THE BOARD'S PROPOSAL TO ENTRENCH THEMSELVES BY RATIFYING AND EXTENDING THE MASSIVELY DILUTIVE POISON PILL

•	AGAINST THE BOARD'S PROPOSAL TO APPROVE THE COMPANY'S EGREGIOUS EXECUTIVE COMPENSATION

We appreciate the support that has been expressed to date for our campaign and urge all stockholders to vote for the election of our seven nominees to the board of directors of SandRidge Energy, Inc.

 Sincerely yours,

Carl Icahn

*****

If you have any questions, please contact:

Harkins Kovler, LLC
Banks and Brokers Call: +1 (212) 468-5380
All Others Call Toll-Free: +1 (844) 218-8384
Email: sd@harkinskovler.com

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Additional Information and Where to Find it;
Participants in the Solicitation

 CARL C. ICAHN AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (TOGETHER, THE "PARTICIPANTS") FILED A DEFINTIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2018 ANNUAL MEETING OF STOCKHOLDERS OF SANDRIDGE ENERGY, INC (THE "ANNUAL MEETING"). SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS IN CONNECTION WITH THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN SANDRIDGE ENERGY, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF SANDRIDGE ENERGY, INC.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS LETTER:

THIS LETTER CONTAINS OUR CURRENT VIEWS ON THE VALUE OF SANDRIDGE SECURITIES AND CERTAIN ACTIONS THAT SANDRIDGE'S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. SANDRIDGE'S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

THIS LETTER ALSO REFERENCES THE SIZE OF OUR RESPECTIVE CURRENT HOLDINGS OF SANDRIDGE SECURITIES RELATIVE TO OTHER HOLDERS OF SUCH SECURITIES. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING SANDRIDGE WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified in SandRidge's public filings. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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